Exhibit 10.5

RWT HOLDINGS, INC.
Owner

MORGAN STANLEY CREDIT CORPORATION
Servicer

and

REDWOOD TRUST, INC.
Guarantor

___________________________

MASTER SERVICING AGREEMENT

Dated as of November 1, 2006

Fixed, Adjustable Rate and Additional Collateral Mortgage Loans
Flow Delivery Program

TABLE OF CONTENTS

i

ii

EXHIBIT A
FORM OF LIMITED POWER OF ATTORNEY

EXHIBIT B
FORM OF MONTHLY SERVICER REPORT

EXHIBIT C
SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

EXHIBIT D
FORM OF ANNUAL CERTIFICATION

iii

MORTGAGE LOAN SERVICING AGREEMENT

This is a MASTER SERVICING AGREEMENT (this “AGREEMENT”), dated and effective as of November 1, 2006 and is by and between RWT Holdings, Inc., a Delaware Corporation, as owner (“Owner”), Morgan Stanley Credit Corporation, a Delaware corporation, as servicer (the “Servicer”), and Redwood Trust, Inc., a Maryland corporation, as guarantor (“Guarantor”).

PRELIMINARY STATEMENTS

Pursuant to a Master Mortgage Loan Purchase Agreement dated as of November 1, 2006 between Owner, Morgan Stanley Credit Corporation, a Delaware corporation (“Seller”) and Guarantor (as amended, modified restated or supplemented from time to time, the “Purchase Agreement”), Owner may purchase from Seller from time to time certain residential, first mortgage loans. In order to facilitate the servicing of such mortgage loans by the Servicer, the Servicer, Owner and Guarantor have executed this agreement.

In consideration of the premises and the mutual agreements hereinafter set forth, Owner and the Servicer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires shall have the following meaning specified in this Section (capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Purchase Agreement to the extent the same are defined therein):

“Agreement”: This Master Servicing Agreement and all exhibits hereto, as the same may from time to time be amended, modified, restated or supplemented.

“Applicable Law”: All applicable laws of any Governmental Authority, including, without limitation, federal, state and foreign securities laws, tax laws, tariff and trade laws, ordinances, judgments, decrees, injunctions, writs and orders or like actions of any Governmental Authority and rules, regulations, orders, interpretations, licenses, and permits of any federal, regional, state, county, municipal or other Governmental Authority.

“Collateral Base”: With respect to any Mortgage Loan, the value of any Additional Collateral related to such Mortgage Loan, plus the value of the Mortgaged Property related to such Mortgage Loan.

“Condemnation Proceeds”: All awards or settlements in respect of a taking of a partial or an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

“Custodial Account”: The separate trust account or accounts created and maintained pursuant to Section 4.04 of this Agreement which shall be entitled “Morgan Stanley Credit Corporation, in trust for RWT Holdings, Inc.,” or such other title as is requested by the Owner.

“Eligible Account”: An account that is (i) maintained at a depository institution the short-term debt obligations (or, in the case of a depository institution which is part of a holding company structure, the short-term debt obligations of such parent holding company) of which have been rated by each Rating Agency in one of its two highest short-term rating categories at the time of the deposit therein, or (ii) a trust account maintained with a corporate trust department of a federal or state chartered depository institution or trust company, which institution is acting in its fiduciary capacity.

“Escrow Account”: The separate trust account or accounts created and maintained pursuant to Section 4.06 on which shall be entitled “Morgan Stanley Credit Corporation, as Servicer, in trust for Owner and various Mortgagors,” or such other title as is requested by Owner.

“Escrow Payments”: The amounts constituting ground rents, taxes, assessments, water charges, sewer rents, mortgage insurance premiums, property insurance premiums and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan.

“Event of Default”: Any one of the conditions or circumstances enumerated in Section 10.01.

“Governmental Authority”: Any nation or government (including any state or other political subdivision of either thereof) and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Insurance Proceeds”: Proceeds of any Primary Mortgage Insurance Policy, title policy, hazard policy or other insurance policy covering a Mortgage Loan, if any, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing mortgage loans held for its own account.

“Liquidation Proceeds”: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received by the Servicer in connection with the liquidation of a defaulted Mortgage Loan through a trustee’s sale, foreclosure sale or otherwise (including, but not limited to, amounts received with respect to an Additional Collateral Pledge Agreement), other than amounts received following the acquisition of REO Property pursuant to Section 4.11.

“Loan Amount”: With respect to any Mortgage Loan at any time, the outstanding principal balance of such Mortgage Loan at such time.

“Loan Documents”: With respect to any Mortgage Loan, the Mortgage Note, Mortgage, and/or any other documents executed by Mortgagor and delivered to the Servicer evidencing or securing the Mortgage Loan.

“Master Servicer”: With respect to any Securitization Transaction, the “Master Servicer,” if any, identified in the related transaction documents.

“Monthly Advance”: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 6.03.

“Moody’s”: Moody’s Investors Service, Inc. or its successor in interest.

“Mortgage Loan”: The “Mortgage Loans” (as defined in the Purchase Agreement) which are subject to this Agreement from time to time.

“MSA Mortgage Loan Schedule”: Collectively, a schedule comprised of all Mortgage Loans subject to servicing under this Agreement, but excluding all Mortgage Loans assumed or transferred by Owner, or otherwise no longer subject to servicing under this Agreement.

“MSCC”: As defined in Section 4.16.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President, Vice President, or an Assistant Vice President of the Servicer, and delivered to Owner as required by this Agreement.

“Owner”: The owner of the Mortgage Loans.

“Permitted Investment”: Any one or more of the following:

(i)
direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)
repurchase obligations (the collateral for which is held by a third party) with respect to any security described in clause (i) above, provided that the long-term unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by each of the Rating Agencies in one of its two highest rating categories;

(iii)
certificates of deposit, time deposits, demand deposits and bankers’ acceptances of any bank or trust company incorporated under the laws of the United States or any state thereof or the District of Columbia, provided that the short-term commercial paper of such bank or trust company at the date of acquisition thereof has been rated by each of the Rating Agencies in its highest rating;

(iv)	money market funds rated by each of the Rating Agencies in its highest short-term debt rating category;

(v)
commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof or the District of Columbia which on the date of acquisition has been rated by each of the Rating Agencies in its highest short-term rating category; and

(vi)
any other obligation or security acceptable to each of the Rating Agencies (as certified by a letter from each of the Rating Agencies to Owner) in respect of mortgage pass through certificates rated in one of its two highest rating categories;

provided, that with the exception of U.S. Treasury Strips, no such instrument shall be a Permitted Investment if such instrument evidences either (a) the right to receive interest only payments with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument where the principal and interest payments with respect to such instruments provide a yield to maturity exceeding 120% of the yield to maturity at par of such underlying obligation.

“Prepayment Interest Shortfall”: With respect to any Remittance Date and any Mortgage Loan that was the subject of a principal prepayment during the related Principal Prepayment Period, an amount equal to one month’s interest at the Mortgage Loan Remittance Rate on the amount of such principal prepayment less the amount of interest (adjusted to the Mortgage Loan Remittance Rate) paid by the Mortgagor in respect of such principal prepayment.

“Principal Prepayment Period”: As to any Remittance Date, the calendar month preceding the month of distribution.

“Rating Agency”: Either of Standard & Poor’s and Moody’s.

“Record Date”: The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

“REMIC”: A real estate mortgage investment conduit, as such term is defined by the Internal Revenue Code of 1986, as amended.

“Remittance Date”: The 18th day of any month or, if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

“REO Disposition”: The final sale by the Owner of any REO Property.

“REO Property”: A Mortgaged Property acquired by the Servicer on behalf of Owner as described in Section 4.11.

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) paying taxes and insurance with respect to the Mortgaged Property, (iii) enforcement of judicial proceedings, including foreclosures, bankruptcies and defense of claims relating to the Mortgages and Mortgaged Property, and (iv) the management and liquidation of the REO Property.

“Servicing Criteria”: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

“Servicing Fee”: With respect to any Mortgage Loan and any Remittance Date, the fee payable monthly to the Servicer pursuant to Section 7.03.

“Servicing Officer”: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to Owner upon request, as such list may from time to time be amended.

“Specially Serviced Mortgage Loan”: A Mortgage Loan as to which the following events have occurred and is continuing (i) monthly mortgage payment being more that 60 days delinquent (ii) any filing of insolvency proceeding on behalf of the related Mortgagor or (iii) any receipt by the Servicer of notice of foreclosure of the related mortgage property.

“Standard & Poor’s”: Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or its successor in interest.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Seller or a Subservicer.

“Subservicer”: Any Person that services Mortgage Loans on behalf of the Seller or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Seller under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

“Subservicing Account”: An account established by a Subservicer which meets the requirements set forth in Section 4.17 and is otherwise acceptable to the Servicer, and which must be an Eligible Account.

“Subservicing Agreement”: The written agreement between the Servicer and a Subservicer relating to the servicing and administration of the Mortgage Loans as provided in Section 4.13.

“Surety Agreement”: The Surety Bond Reimbursement Agreement dated March 17, 1999 between the Surety Bond Issuer and the Servicer pursuant to which the Surety Bond Issuer has issued the Surety Bond, as the same may be amended, modified, restated or supplemented from time to time.

“Surety Bond”: The limited purpose Surety Bond, dated March 17, 1999, issued by the Surety Bond Issuer in favor of the Sellers, as the same may be amended, modified, restated or supplemented from time to time.

“Surety Bond Issuer”: shall mean AMBAC Assurance Corp or its successors.

ARTICLE II

BOOKS AND RECORDS; TRANSFER OF MORTGAGE LOANS

Section 2.01 Books and Records.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans, which shall be appropriately identified in the Servicer’s books and records to clearly reflect the ownership of the Mortgage Loans by Owner, and subsequent assignments and transfers of the Mortgage Loans pursuant to Section 2.02 hereof. At the request of Owner, the Servicer shall promptly deliver to Owner an MSA Mortgage Loan Schedule setting forth all Mortgage Loans that the Servicer then services and administers for Owner under this Agreement; provided, however, that the information contained on such MSA Mortgage Loan Schedule may be as of the Closing Date for each respective Mortgage Loan and may consist of the Mortgage Loan Schedule(s) attached to the Bill(s) of Sale for such Mortgage Loans, with manual deletions or additions thereto or other revisions thereof.

Section 2.02 Transfer of Mortgage Loans.

Owner may, with the consent of the Servicer (which shall not be unreasonably withheld), assign, sell or transfer (each, a “Transfer”) any of Owner’s interest in and to any of the Mortgage Loans to any institutional investor that has a net worth of not less than $50,000,000 and owns not less than $250,000,000 in residential mortgage loans (each, a “Permitted Transferee”), subject in each case to the rights of the Servicer under the provisions of this Agreement (including, without limitation, the right of the Servicer to continue servicing such Mortgage Loans on the terms set forth herein), except that no such assignment, sale, transfer, pledge, hypothecation or encumbrance shall increase the Servicer’s liabilities or obligations or decrease the Servicer’s rights under this Agreement, and Owner shall remain fully liable for performance of all of its obligations as to the transferred Mortgage Loans. As a condition precedent to any Transfer (in addition to the other conditions set forth herein), the Permitted Transferee shall enter into a servicing agreement with the Servicer in the form of this Agreement, but mutatis mutandis, and deliver such certificates and opinions as the Servicer may reasonably require. Upon consummation of any Transfer, the MSA Mortgage Loan Schedule shall be amended by the Servicer to reflect such transfer. Notwithstanding the foregoing, Owner shall not make any Transfer of (i) less than forty (40) Mortgage Loans, (ii) Mortgage Loans with an aggregate unpaid principal balance less than $5,000,000 to any Person or if the remaining Mortgage Loans listed on the MSA Mortgage Loan Schedule after giving effect thereto would have an aggregate unpaid principal balance less than $5,000,000 or (iii) any Mortgage Loans other than to a Permitted Transferee in a transaction that complies with the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SERVICER

Section 3.01 Representations and Warranties of the Servicer.

The Servicer represents, warrants and covenants to Owner, as of the date of this Agreement and as of each Closing Date or as of such other date specified below, that:

(i) The Servicer (a) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all licenses necessary to carry on its business as now being conducted, (c) has all material licenses and is qualified and in good standing under the laws of each state where a Mortgaged Property is located to the extent required under applicable law to effect such qualification, and (d) is in compliance with the laws of each such state to the extent necessary to permit the enforcement of Owner’s rights (either directly or through a Subservicer) under each Mortgage Loan and to permit the servicing of the Mortgage Loans in accordance with the terms of this Agreement.

(ii) The Servicer has full power and authority to hold each Mortgage Loan, to service each Mortgage Loan, to execute and deliver this Agreement, and to enter into and consummate all transactions contemplated by this Agreement. The Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by Owner and the enforceability against Owner, constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, liquidation, moratorium, reorganization or other similar laws affecting the rights of creditors generally or by general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(iii) The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Servicer’s business and will not conflict with or result in a breach of any of the terms, conditions or provisions of the Servicer’s certificate of incorporation or by-laws or any legal restriction or any material agreement or instrument to which the Servicer is now party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject.

(iv) The Servicer is an approved seller/servicer for Fannie Mae or Freddie Mac in good standing and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Section 203 of the National Housing Act. No event has occurred that would render the Servicer unable to comply with Fannie Mae or Freddie Mac eligibility requirements or that would require notification to either Fannie Mae or Freddie Mac.

(v) The Servicer has no reason or cause to believe that it cannot perform each covenant contained in this Agreement.

(vi) There is no action suit, proceeding or investigation pending or, to the Servicer’s knowledge, threatened, against the Servicer that, in the Servicer’s judgment, if determined adversely to the Servicer, would materially and adversely affect the validity or enforceability of this Agreement or the ability of the Servicer to perform its obligations hereunder in accordance with the terms hereof.

(vii) No consent, approval, authorization or order of any court or governmental authority is required for the execution and delivery of this Agreement by the Servicer or for the performance by the Servicer of its obligations hereunder, other than any such consent, approval, authorization or order as has been obtained prior to the Closing Date.

The Servicer shall indemnify Owner and hold it harmless against any losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Servicer’s representations and warranties contained in this Section 3.01. It is understood and agreed that the obligations of the Servicer set forth in this Section 3.01 to indemnify Owner as provided above constitute the sole remedies of Owner respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Role of the Servicer.

The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the normal and usual standards of practice of prudent mortgage lenders, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration that the Servicer may deem necessary or desirable and consistent with the terms of this Agreement.

Consistent with the terms of this Agreement, at the respective Mortgagor’s request or as required by applicable law, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if, in the Servicer’s reasonable and prudent determination, such waiver, modification, postponement or indulgence is consistent with industry practice and not materially adverse to Owner, including actions intended to maximize collections on such Mortgage Loan; provided, however, that, except as permitted by the following paragraph, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of any principal or interest payments, make future advances or extend the final maturity date on such Mortgage Loan. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Property. Owner has provided and shall, as necessary, promptly furnish the Servicer with such powers of attorney (a form of which is attached hereto as Exhibit A) as are necessary and appropriate and with such other documents as are necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement.

Notwithstanding any other provision in this Agreement or the Master Mortgage Loan Purchase Agreement to the contrary:

(i) In the case of any Mortgage Loan, the Servicer may waive any late payment charge, penalty, interest or any assumption fees, or other fees which may be collected in the ordinary course of servicing such Mortgage Loan;

(ii) In the case of a Specially Serviced Mortgage Loan, the Servicer shall notify the Owner in writing by either fax, email or other mutually acceptable means and obtain the Owner’s written consent prior to the Servicer modifying, amending or waiving any of the financial terms of, or making any other modifications to the Mortgage Loan. If Owner notifies the Servicer of its refusal to consent thereto, then the Servicer shall, at its option, repurchase the related Specially Serviced Mortgage Loan. Such repurchase shall be at a price equal to (a) the Assumed Principal Balance of the Mortgage Loan plus (b) accrued interest on such Assumed Principal Balance at the Mortgage Loan Remittance Rate has last been paid and distributed to Purchaser to the date of repurchase. Further, if such Mortgage Loan is an Additional Collateral Mortgage Loan, Servicer may release a portion of or all of the Additional Collateral related thereto provided that the release of such Additional Collateral is in accordance with the Additional Collateral Pledge Agreement; and

(iii) The Servicer shall specifically notify the Owner and obtain the Owner’s consent to the Servicer taking any of the following actions: (a) selling any Specially Serviced Mortgage Loan or REO Property, (b) forgiving principal or interest on, or permitting to be satisfied at a discount, any Mortgage Loan; or (c) accepting substitute or additional collateral, or releasing any collateral, for a Mortgage Loan.

In servicing and administering the Mortgage Loans, the Servicer shall employ procedures including collection procedures and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account giving due consideration to accepted mortgage servicing practices of prudent lending institutions and Owner’s reliance on the Servicer. In servicing and administering the Mortgage Loans, the Servicer may permit any Governmental Authority to have access to and review and copy the files of the Servicer with respect to the Mortgage Loans, and Servicer is authorized to do whatever is necessary to comply with all Applicable Laws and the requirements of such Governmental Authority, including without limitation any required modifications of the Loan Documents.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer shall proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans held for its own account. Further, the Servicer will take special care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, property insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03 Realization Upon Defaulted Mortgage Loans.

The Servicer shall use reasonable efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account, to foreclose upon or otherwise comparably convert the ownership of Mortgaged Properties which secure Mortgaged Loans which come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. In addition, if an Additional Collateral Mortgage Loan becomes a defaulted Mortgage Loan, the Servicer shall make all reasonable efforts available under the Loan Documents to realize upon the Additional Collateral pertaining to such Mortgage Loan, and any proceeds from the realization thereof (and not such Additional Collateral itself) shall be included in the related Liquidation Proceeds and deposited in the Custodial Account, net of any related Servicing Advances. The Servicer shall use reasonable efforts to realize upon defaulted Mortgage Loans in such a manner as will maximize the receipt of principal and interest by Owner, taking into account, among other things, the timing of foreclosure proceedings and any proceedings with respect to Additional Collateral. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property in excess of an aggregate of $2,000 during the life of the Mortgage Loan, unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to Owner after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05.

In the event that any payment due under any Mortgage Loan becomes 90 days delinquent and, in the judgment of the Servicer, the related Mortgagor is not likely to become current within a reasonable period of time, the Servicer shall commence foreclosure or other proceedings to realize upon the Mortgaged Property securing such Mortgage Loan.

Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Servicer shall establish and maintain at all times appropriate custodial accounts for principal and interest, and taxes and insurance with respect to the Mortgage Loans. The Servicer shall segregate and hold all funds constituting Escrow Payments collected and received pursuant to a Mortgage Loan to be so deposited, separate and apart from any of its own funds and general assets.

The Servicer shall deposit in the Custodial Account and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) All payments on account of principal, including principal prepayments, on the Mortgage Loans;

(ii) All payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) All Liquidation Proceeds;

(iv) All Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.06, 4.11 and 4.18, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer’s normal servicing procedures the related loan documents or applicable law;

(v) All Condemnation Proceeds affecting any Mortgaged Property that are not released to the Mortgagor in accordance with the Servicer’s normal servicing procedures, the loan documents or applicable law;

(vi) Any Monthly Advances;

(vii) All proceeds of any Mortgage Loan repurchased in accordance with Section 5(c) or (d) of the Purchase Agreement, and all amounts required to be deposited by the Servicer in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Section 5(c) of the Purchase Agreement;

(viii) Any amounts required to be deposited by the Servicer pursuant to Section 6.04 for the month of distribution;

(ix) Any amounts in respect of Permitted Investments required to be deposited pursuant to Section 4.18;

(x) Any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.11; and

(xi) Any amounts required to be deposited into the Custodial Account pursuant to Section 7.01.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 7.01, need not be deposited by the Servicer in the Custodial Account. Any interest paid on funds deposited into the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iv). In addition, funds in the Custodial Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 4.18.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

(i) To make payments to Owner in the amounts and in the manner provided for in Section 6.01;

(ii) To reimburse itself for each unreimbursed Monthly Advance from the related Monthly Payments collected from the Mortgagors or, to the extent an unreimbursed Monthly Advance is determined by the Servicer to be unrecoverable, from any funds in the Custodial Account;

(iii) To reimburse itself for unreimbursed Servicing Advances and for unreimbursed Servicing Fees, provided that with respect to any Mortgage Loan the Servicer’s right to such reimbursement shall be limited, subject to Section 4.13, to the related funds collected by the Servicer from the Mortgagor or any other Person including, but not limited to, Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds, and with respect to REO Property, funds received as rental or similar income. The Servicer’s right to the reimbursement set forth in the preceding sentence shall be prior to the rights of Owner to such proceeds and amounts, except that where the Servicer is required to repurchase a Mortgage Loan pursuant to Section 5(c) or (d) of the Purchase Agreement, the Servicer’s right to such reimbursement shall be subsequent to the rights of Owner to receive payment from the Custodial Account representing the repurchase price set forth in Section 5(c) or (d) of the Purchase Agreement, as applicable, and representing all other amounts required to be paid to Owner with respect to such repurchased Mortgage Loan;

(iv) To pay itself as servicing compensation any interest earned on funds in the Custodial Account;

(v) To pay itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 5(c) or (d) of the Purchase Agreement all related Monthly Payments and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to such Mortgage Loan, provided that such Monthly Payments or other amounts have not been distributed as of the date on which the related repurchase price is determined;

(vi) To refund to the Servicer any amount deposited in the Custodial Account and not required to be deposited therein; and

(vii) To clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets. The Servicer will establish one or more Escrow Accounts for such purpose, each of which shall be an Eligible Account.

The Servicer shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein, (i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement, and (ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property. The Servicer shall make withdrawals therefrom only to effect such payments as are required or contemplated under this Agreement, and for such other purposes as set forth or in accordance with Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited into the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to a Mortgagor.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Servicer (i) to effect timely payments of ground rents, taxes, assessments, water rates, property insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items, (ii) to reimburse the Servicer for any Servicing Advance made by the Servicer with respect to an Escrow Payment, but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder, and only to the extent permitted by applicable law, (iii) to refund to the Mortgagor any funds as may be determined to be overages, (iv) for transfer to the Custodial Account in accordance with the terms of this Agreement, (v) for application to restoration or repair of the Mortgaged Property, (vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited into the Escrow Account, (vii) to refund to the Servicer any amount deposited in the Escrow Account and not required to be deposited therein or (viii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in the Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

Section 4.08 Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different depository institution from time to time. The Servicer shall promptly notify Owner upon making any such transfer. In any case, the Custodial Account and Escrow Account shall be Eligible Accounts.

Section 4.09 [INTENTIONALLY OMITTED]

Section 4.10 Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of Fannie Mae or Freddie Mac on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement and omissions and negligent acts of such Persons and shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.10 requiring the errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Sellers’ and Servicers’ Guide or by Freddie Mac in the Freddie Mac Sellers’ and Servicer’s Guide. Upon request of any Owner, the Servicer shall cause to be delivered to Owner a copy of the insurance policy and shall use reasonable efforts to obtain a statement from the surety and the insurer that such insurance policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to Owner.

Section 4.11 Title Management and Disposition of REO Property.

The Servicer shall either itself or through an agent selected by the Servicer, manage, conserve, protect and operate each REO Property (and may temporarily rent the same) in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least annually thereafter. The Servicer shall use reasonable efforts to dispose of the REO Property in a commercially reasonable manner as soon as possible. If Owner has notified the Servicer in writing that an REO Property is held as part of a REMIC, the Servicer will make reasonable efforts to sell such REO Property within the time necessary to preserve such REMIC status as advised by Owner in the notice thereof.

If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure (each, an “REO Property”), the deed or certificate of sale shall be taken in the name of the Owner or the Person (which may be the Servicer for the benefit of the Owner) designated by the Owner, or in the event the Owner notifies the Servicer that the Owner or such Person is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Owner from an attorney duly licensed to practice law in the state where the REO Property is located. The Servicer (acting alone or through a subservicer), on behalf of the Owner, shall provide for the maintenance and disposal of REO on behalf of the Owner as outlined under section 6 of the collection manual of Servicer.

The Servicer shall deposit and hold all revenues and funds collected and received in connection with the operation of each REO Property in the Custodial Account, and the Servicer shall account separately for revenues and funds received or expended with respect to each REO Property.

The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement to do any and all things in connection with any REO Property as are consistent with the servicing standards set forth in Section 4.01. In connection therewith, the Servicer shall deposit or cause to be deposited on a daily basis in the Custodial Account all revenues and collections received or collected by it with respect to each REO Property, including all proceeds of any REO Disposition. The Servicer shall withdraw (without duplication) from the Custodial Account, but solely from the revenues and collections received or collected by it with respect to a specific REO Property, such funds necessary for the proper operation, management and maintenance of such REO Property, including the following:

(a)	all insurance premiums due and payable in respect of such REO Property;

(b)	all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon;

(c)
all customary and reasonable costs and expenses necessary to maintain, repair, appraise, evaluate, manage or operate such REO Property (including the customary and reasonable costs incurred by any “managing agent” retained by the Servicer in connection with the maintenance, management or operation of such REO Property);

(d)	all reasonable costs and expenses of restoration improvements, deferred maintenance and tenant improvements; and

(e)
all other reasonable costs and expenses, including reasonable attorneys’ fees, that the Servicer may suffer or incur in connection with its performance of its obligations under this Section (other than costs and expenses that the Servicer is expressly obligated to bear pursuant to this Agreement).

To the extent that amounts on deposit in the Custodial Account are insufficient for the purposes set forth in clauses (1) through (5) above, the Servicer shall, subject to Section 6.03, advance the amount of funds required to cover the shortfall with respect thereto. The Servicer shall promptly notify the Owner in writing of any failure by the Servicer to make a Servicing Advance of the type specified in clauses (1) or (2) above (irrespective of whether such Servicing Advance is claimed to be non-recoverable by the Servicer pursuant to Section 6.03).

The Servicer shall notify Owner of its receipt of a bona fide offer for any REO Property. Following the consummation of an REO Disposition, the Servicer shall remit to the Owner, in accordance with Section 6.01, any proceeds from such REO Disposition in the Custodial Account following the payment of all expenses and Servicing Advances relating to the subject REO Property.

Section 4.12 Adjustments to Mortgage Interest Rates.

The Servicer shall make interest rate adjustments and payment amount adjustments for each Adjustable Rate Mortgage Loan in accordance with the terms of the related Mortgage Note and will deliver to the related Mortgagor written notice of such adjustments in accordance with the terms of such Mortgage Note and the requirements of applicable law.

Section 4.13 Subservicing Agreements Between the Servicer and Subservicers.

(a) Subject to Section 13.06, the Servicer may enter into Subservicing Agreements with Subservicers for the servicing and administration of the Mortgage Loans. The terms of any Subservicing Agreement shall not be inconsistent with any of the provisions of this Agreement. Each Subservicer shall be (i) authorized to transact business in the state or states in which the Mortgaged Properties related to the Mortgage Loans such Subservicer is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and (ii) a Freddie Mac- or Fannie Mae-approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 4.17 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement.

(b) As part of its servicing activities hereunder, the Servicer, for the benefit of Owner, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Subservicing Agreement. Such enforcement, including without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement, to the extent, if any, that such recovery (i) exceeds all amounts due in respect of the related Mortgage Loans, or (ii) is from a specific recovery of costs, expenses or attorneys’ fees against the party against whom such enforcement is directed.

Section 4.14 Successor Subservicers.

The Servicer shall be entitled to terminate any Subservicing Agreement and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement. In the event of termination of any Subservicer, the Servicer either shall directly service the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under Section 4.13.

Section 4.15 Liability of the Servicer.

Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and primarily liable to Owner for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 4.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Section 4.16 Assumption or Termination of Subservicing Agreements.

In the event that Morgan Stanley Credit Corporation, or its successors (collectively, “MSCC”) shall for any reason cease to be the servicer of the Mortgage Loans under this Agreement, Owner or its designee may, if MSCC does not terminate any Subservicing Agreement in accordance with its terms, thereupon assume all of the rights and obligations of MSCC under such Subservicing Agreement. Upon such assumption, Owner or its designee shall be deemed to have assumed all of MSCC’s interest therein and to have replaced MSCC as a party to each Subservicing Agreement to the same extent as if the Subservicing Agreements had been assigned to the assuming party, except that MSCC shall not thereby be relieved of any liability or obligations under the Subservicing Agreements and MSCC shall continue to be entitled to any rights or benefits, in each case, which arose prior to its termination as servicer.

The Servicer at its expense shall, upon the request of Owner, deliver to the assuming party all documents and records relating to each Subservicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by it and otherwise use reasonable efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

Section 4.17 Servicing Accounts.

In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer shall be required to establish and maintain a Subservicing Account which shall be an Eligible Account. The Subservicer shall be required to deposit into the Subservicing Account not later than the first Business Day after receipt all proceeds of Mortgage Loans received by the Subservicer, less its subservicing compensation to the extent permitted by the Subservicing Agreement, and to remit such proceeds to the Servicer for deposit in the Custodial Account not later than the tenth day of each month, or if such tenth day is not a Business Day, the immediately succeeding Business Day. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer has received such payments pursuant to the Subservicing Agreement.

Section 4.18 Permitted Investments.

The Servicer may invest the funds in the Custodial Account in Permitted Investments, each of which shall mature not later than the Business Day immediately preceding the Remittance Date next following the date of such investment (except that if such Permitted Investment is an obligation of the institution that maintains such account, then such Permitted Investment shall mature not later than such Remittance Date) and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be registered in the name of the Servicer or its nominee, and held in trust for Owner. All income and gain realized from any such investment as well as any interest earned on deposit in the Custodial Account shall be for the benefit of the Servicer, and shall be withdrawn by the Servicer on the related Remittance Date. The Servicer shall deposit in the Custodial Account (with respect to investments made hereunder of funds held therein) an amount equal to the amount of any loss incurred in respect of any such investment immediately upon realization of such loss without right of reimbursement.

Section 4.19	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums, and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage and applicable law. If a Mortgage does not provide for Escrow Payments, then the Servicer shall require that any such payments be made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments but shall be entitled to reimbursement thereof in accordance with the terms of this Agreement.

The Servicer shall maintain in full force and effect a Primary Mortgage Insurance Policy, with respect to each Mortgage Loan for which such coverage is required. Such coverage will be maintained until the Loan-to-Value Ratio of the related Mortgage Loan is reduced to 75% or less in the case of a Mortgage Loan having a Loan-to-Value Ratio at origination in excess of 80% or until such time, if any, as such insurance is required to be released in accordance with the provisions of applicable law including, but not limited to, the Homeowners Protection Act of 1998. The Servicer shall assure that all premiums due under any Primary Mortgage Insurance Policy are paid in a timely manner, but, shall be entitled to reimbursement pursuant to the terms of this Agreement for premiums paid by the Servicer on behalf of any Mortgagor who is obligated to pay such premiums but fails to do so. The Servicer shall not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Funding Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with an insurer. The Servicer shall not take any action which would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer, would have been covered thereunder.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such policies and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Collection Account.

Section 4.20 Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount that is at least equal to the lesser of (a) the maximum insurable value of the improvements securing such Mortgage Loan and (b) the greater of (1) the Unpaid Principal Balance of such Mortgage Loan or (2) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the loss payee from becoming a co insurer.

If any Mortgaged Property is in an area identified by the Federal Emergency Management Agency as having special flood hazards and such flood insurance has been made available, then the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (a) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the outstanding principal balance of the related Mortgage Loan if replacement cost coverage is not available for the type of building insured) or (b) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended (assuming that the area in which such Mortgaged Property is located is participating in such program).

The Servicer shall also maintain on each REO Property fire, hazard and liability insurance, and to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance with extended coverage in an amount which is at least equal to the lesser of (a) the maximum insurable value of the improvements which are a part of such property and (b) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property plus accrued interest at the Mortgage Interest Rate and related Servicing Advances.

ARTICLE V

ADMINISTRATION AND SERVICING OF TRADING ACCOUNTS

Section 5.01 The Servicer to Service Trading Accounts.

(a) The Servicer represents and warrants that it will service and administer the Trading Accounts, in accordance with the terms of (i) the procedures it employs to administer Trading Accounts for its own benefit (as the same may be amended from time to time) and (ii) the related Additional Collateral Pledge Agreement.

(b) The Servicer shall be released from its obligations to administer the Trading Accounts as applicable upon termination of the related Additional Collateral Pledge Agreement.

(c) The Servicer may, without consent of Owner, amend or modify a Additional Collateral Pledge Agreement in any non-material respect to reflect administrative or account changes.

(d) Notwithstanding anything to the contrary in this Agreement (including without limitation the termination of the Servicing rights and/or obligations of the Servicer under Article XI of this Agreement), the Servicer shall service and administer each Trading Account, each Additional Collateral Pledge Agreement and each Additional Collateral Mortgage Loan, in accordance with the terms of this Agreement and each Additional Collateral Pledge Agreement; it being understood and agreed that only the Servicer shall service and administer the related securities accounts, lines of credit, mortgages, and guarantors with respect to Additional Collateral Pledge Agreement.

(e) Notwithstanding Section 4.04, when the Collateral Base for any Additional Collateral Mortgage Loan is less than the Loan Amount for such Additional Collateral Mortgage Loan, the Servicer shall cause cash received upon exercise of foreclosure rights under the related Additional Collateral Pledge Agreement, if it has not been previously applied to reduce the principal balance of such Additional Collateral Mortgage Loan, to be deposited into the Custodial Account.

(f) The Servicer shall use its reasonable efforts to realize upon any Additional Collateral for such of the Additional Collateral Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments; provided that the Servicer shall not obtain title to any such Additional Collateral as a result of or in lieu of the disposition thereof or otherwise; and provided further that (i) the Servicer shall not proceed with respect to such Additional Collateral in any manner that would impair the ability to recover against the related Mortgaged Property, and (ii) the Servicer shall proceed with any acquisition of REO Property in a manner that preserves the ability to apply the proceeds of such Additional Collateral against amounts owed under the defaulted Mortgage Loan. Any proceeds realized from such Additional Collateral (other than amounts to be released to the Mortgagor or the related guarantor in accordance with procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note and to the terms and conditions of any security agreement, guarantee agreement, mortgage or other agreement governing the disposition of the proceeds of such Additional Collateral) shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05 of this Agreement.

Section 5.02 Agreements with Respect to the Surety Bond.

(a) The Servicer represents and warrants to Owner that the Additional Collateral Mortgage Loans are insured under the terms and provisions of the Surety Bond, subject to the limitations set forth therein. Owner acknowledges receipt from the Surety Bond Issuer of a certificate confirming the insurance of the Additional Collateral Mortgage Loans pursuant to the terms and provisions of the Surety Bond.

(b) Owner and the Servicer agree that the Surety Bond Issuer is a third party beneficiary in respect of the Servicer’s obligations under this Article V.

(c) With respect to the sale or potential sale of the Additional Collateral Mortgage Loans, Owner shall not use, circulate, quote or otherwise refer to the Surety Bond Issuer or the Surety Bond for any purpose, including but not limited to, the registration, purchase and sale of securities, nor file the Surety Bond with, or refer to it or to the Surety Bond Issuer, as part of any registration statement or offering document, without the express prior written consent of the Surety Bond Issuer as to both form and substance of such disclosure.

ARTICLE VI

PAYMENTS TO OWNER

Section 6.01 Distributions.

On each Remittance Date with respect to each Mortgage Loan, subject to Section 6.03(c), the Servicer shall distribute to Owner (i) all amounts due on the Due Date immediately preceding the related Remittance Date (which shall include all scheduled interest and principal), net of charges against or withdrawals from the Custodial Account pursuant to clauses (ii) through (vi) of Section 4.05, plus any principal prepayments received during the related Principal Prepayment Period, minus (iii) any amounts attributable to Monthly Payments collected as to such Mortgage Loans but due on a Due Date or Due Dates subsequent to the current Remittance Date.

Subject to Section 6.03(c), all distributions made to Owner on each Remittance Date will be made to Owner of record on the preceding Record Date, and shall be based on the Mortgage Loans owned and held by Owner, and shall be made by wire transfer of immediately available funds to the account of Owner at a bank or other entity having appropriate facilities therefor, or if Owner shall have so notified the Servicer, by check mailed to the address of Owner as provided for in Section 12.06.

With respect to any remittance received by Owner on or after the second Business Day following the Business Day on which such payment was due, the Servicer shall pay to Owner interest on any such late payment at an annual rate equal to the rate of interest as is publicly announced from time to time at its principal office by Chase Manhattan Bank, N. A., New York, New York, as its “prime” lending rate (which is not necessarily its lowest rate) (or if Chase Manhattan Bank, N.A. shall cease to exist or to announce such rate, then such rate shall be a reasonably comparable rate determined by Servicer in its reasonable discretion), adjusted as of the date of each change, plus one (1) percentage point, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to Owner on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. The payment by the Servicer of any such interest shall not be deemed an extension of time for Payment or a waiver of any Event of Default by the Servicer.

Section 6.02 Statements to Owner.

Not later than the tenth (10th) day of each month, the Servicer will furnish to Owner a monthly remittance report in a format substantially similar to Exhibit B hereto, which monthly remittance report will be generated as of the expiration of the preceding month.

The Servicer shall provide Owner with such information concerning the Mortgage Loans as is necessary for Owner to prepare its federal income tax return as Owner may reasonably request from time to time.

Section 6.03 Monthly Advances by the Servicer.

(a) With respect to each Mortgage Loan and subject to Section 6.03(c), on each Remittance Date the Servicer shall, pursuant to Section 6.01, remit to Owner the total of all scheduled Monthly Payments due on the preceding Due Date whether or not such Monthly Payments were collected from the Mortgagor. Any amounts which are due but uncollected shall, subject to subsection (c) below, be funded only by using excess cash collections, if any, on deposit in the Custodial Account.

(b) If the collections on deposit in the Custodial Account on the Remittance Date are less than the amount of the required monthly remittance, the Servicer shall, subject to subsection (c) below, make a Monthly Advance by depositing to the Custodial Account enough of its own funds to make the total on deposit equal the full amount of the remittance due Owner. The Servicer may reimburse itself for its advances from collections from Mortgagors that are subsequently deposited into the Custodial Account to the extent provided in Section 4.05.

(c) If the Servicer determines, in its reasonable judgment, that any uncollected payment due from a Mortgagor that is due to be paid to Owner pursuant to Section 6.01 would not be recoverable from Liquidation Proceeds or other payments or recoveries (including Insurance Proceeds or Condemnation Proceeds) on the related Mortgage Loan, then the Servicer will ensure that the amount considered to be non-recoverable will not be funded from excess collections or advanced by the Servicer, and will therefore not be remitted to Owner until the earlier to occur of (a) the purchase of the Mortgage Loan by the Servicer, if applicable, or (b) the acquisition or disposition of title to the related Mortgaged Property through foreclosure or otherwise, and then in each case shall only be paid to the extent of such repurchase price or recovery.

(d) The Servicer’s obligations to make Monthly Advances as to any Mortgage Loan pursuant to Section 6.03(a) and (b) will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date for the remittance of all Liquidation Proceeds or other payments or recoveries (including Insurance Proceeds or Condemnation Proceeds) with respect to the related Mortgage Loan or the related REO Property, subject to Section 6.03(c). With respect to any Mortgage Loans determined to be unrecoverable and whose Monthly Payments are omitted from the scheduled monthly remittance, the Servicer shall deliver an Officer’s Certificate to Owner setting forth the basis of such determination.

Section 6.04 Compensating Interest.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall from its own funds deposit in the Custodial Account an amount equal to the lesser of (i) the aggregate of the Prepayment Interest Shortfalls, if any, that exist in respect of the related Principal Prepayment Period and (ii) the aggregate of the Servicing Fees for the most recently ended calendar month.

If for any reason the Servicer fails to process any principal prepayment on a timely basis in accordance with Section 4.04(i), the Servicer shall from its own funds deposit in the Custodial Account, interest at the Mortgage Interest Rate on the principal prepayment for the period the deposit into the Custodial Account was delayed.

ARTICLE VII

GENERAL SERVICING PROCEDURE

Section 7.01 Assumption Agreements.

If the Servicer acquires actual knowledge that a Mortgagor has transferred or proposes to transfer the related Mortgaged Property, the Servicer shall enforce any related “due-on-sale” clause consistent with its practices for mortgage loans it services for its own account. If the Servicer elects not to enforce such due-on-sale clause, the Servicer may enter into an assumption agreement with the party to whom such Mortgaged Property is to be or has been conveyed. If any assumption fee is collected by the Servicer for entering into an assumption agreement, the Servicer shall be entitled to retain a portion of such fee up to an amount equal to 1% of the outstanding principal balance of the related Mortgage Loan as additional servicing compensation, and shall deposit into the Custodial Account any portion thereof that exceeds 1% of such outstanding principal balance.

Section 7.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan and deposit of such payment by Servicer into the Custodial Account pursuant to Section 4.04, the Servicer shall execute any document necessary to satisfy the Mortgage Loan and request delivery to it of the portion of the Mortgage File held by Owner or the Custodian. Upon receipt of such request, the related mortgage documents shall be released to the Servicer within seventy-two (72) hours and the Servicer shall prepare and process any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account or Owner.

To the extent that Owner acts as its own custodian, from time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for this purpose collection under any Primary Mortgage Insurance Policy, Owner shall, upon request of the Servicer and delivery to Owner of a servicing receipt signed by a Servicing Officer, release the requested portion of the Mortgage File held by Owner to the Servicer. Owner shall promptly deliver the request to return the related Mortgage documents to the Custodian. The Servicer shall return the Mortgage documents to Owner when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited into the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by Owner to the Servicer.

Section 7.03 Servicing Compensation.

In addition to any other fees to which Servicer is entitled hereunder, as compensation for its services hereunder, the Servicer shall be entitled to a Servicing Fee payable with respect to each Mortgage Loan. As to each Mortgage Loan, the Servicing Fee shall (i) be payable monthly from payment of interest on such Mortgage Loan prior to the deposit of such payments into the Custodial Account, (ii) accrue at the applicable Servicing Fee Rate, and (iii) be computed on the basis of the same principal amount and for the same period respecting which such interest payment was computed. The Servicer shall be entitled to recover accrued but unpaid Servicing Fees in respect of any Mortgage Loan to the extent permitted by Section 4.05. The Servicer’s right to the Servicing Fee shall not be transferred in whole or in part except in connection with the transfer of all the Servicer’s obligations under this Agreement. Servicing compensation in addition to the Servicing Fee, in the form of assumption fees as provided in Section 7.01, interest paid on funds deposited in the Escrow Account to the extent permitted by Section 4.06, default interest in excess of the Mortgage Interest Rate and late payment charges and other ancillary fees, in each case to the extent collected, shall be retained by the Servicer and shall not be required to be deposited into the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for herein.

Section 7.04 Annual Statement as to Compliance and Attestation.

(a) Unless an Annual Statement as to Compliance is delivered as provided in Section 13.04, the Servicer will deliver to Owner on or before April 1 of each year, beginning with April 1 of the calendar year after the year in which the first Closing Date occurs, an Officer’s Certificate stating that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer’s supervision, and (ii) to such officer’s knowledge, based on such review, the Servicer has fulfilled all of its material obligations under this Agreement throughout such year in all material respects, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b) Unless a Report on Assessment of Compliance and Attestation is delivered as provided in Section 13.05, on or before April 1 of each year, beginning with April 1 of the calendar year after the year in which the first Closing Date occurs, the Servicer at its expense shall cause a firm of independent certified public accountants (which may also render other services to the Servicer) to furnish a report to Owner to the effect that certain mortgage loans serviced by the Servicer were included in the total population of Mortgage Loans subject to selection for testing in such firm’s examination of certain documents and records, that such examination was conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers and that such examination disclosed no items of material noncompliance with the provisions of the Uniform Single Attestation Program for Mortgage Bankers, except for such items of noncompliance as shall be set forth in such report.

Section 7.05 Owner’s Right to Examine the Servicer Records .

Owner shall have the right to examine and audit upon reasonable prior written notice, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which may be relevant to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

The Servicer shall provide to Owner and any supervisory agents or examiners which may relate to Owner access to any documentation regarding the Mortgage Loans which may be required by all applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer.

Neither Owner nor the Servicer shall, nor will they permit any of their respective affiliates, employees, agents or representatives to, divulge or disclose, directly or indirectly, any information concerning the Mortgage Loans in violation of any law. Neither party shall, nor shall they permit any of their respective affiliates, employees, agents or representatives to, divulge or disclose, directly or indirectly, any information concerning the business practices of the other party to this Agreement. This paragraph does not apply to information which is not confidential or which has been published or otherwise made available to the general public prior to the date of this Agreement, or information required to be released under law or by or to any regulatory, administrative or judicial body or agency or the furnishing by either party of information to their respective affiliates, auditors, or attorneys.

ARTICLE VIII

REPORTS TO BE PREPARED BY SERVICER

Section 8.01 The Servicer Shall Provide Information as Reasonably Required .

During the term of this Agreement the Servicer shall furnish any reports, or documentation that Owner may reasonably request. Reports requested may include reports not specified or otherwise required by this Agreement, for example, reports with respect to REO Properties, or reports required to comply with any regulations regarding any supervisory agents or examiners of Owner. All reports will be delivered in accordance with Owner’s reasonable instructions and directions. If the reports or other information requested will require the Servicer to incur additional costs or expenses outside of its normal servicing procedures, Owner agrees to reimburse the Servicer for those costs and expenses. The Servicer agrees to execute and deliver all such instruments and take all such action as Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

ARTICLE IX

THE SERVICER

Section 9.01 Indemnification; Third Party Claims.

(a) Each party hereto agrees to indemnify the other party and hold it harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the other party may sustain in any way related to the breach of such party in performing its duties and obligations under this Agreement.

(b) The Servicer shall (i) promptly notify Owner if a material claim is made by any party with respect to this Agreement or the Mortgage Loans, (ii) assume the defense of any such claim and pay all expenses in connection therewith, including attorneys’ fees, and (iii) promptly pay, discharge and satisfy any judgment or decree which may be entered against it or Owner in respect of such claim. The Servicer shall follow any written instructions received from Owner in connection with such claim. Owner shall promptly reimburse the Servicer for all amounts paid or advanced by it pursuant to the preceding sentence, except as to amounts as to which the Servicer is required to indemnify Owner pursuant to Section 3.01.

Section 9.02 Merger or Consolidation of the Servicer .

The Servicer will keep in full effect its existence, rights and franchises as a corporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement. Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.03 Limitation on Liability of the Servicer and Others.

Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations substantially in accordance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind appearing to be properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of Owner, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which Owner will be liable. The Servicer shall be entitled to be reimbursed therefor from Owner upon written demand.

Section 9.04 The Servicer Not to Resign.

Subject to Section 12.04, the Servicer shall not resign from the obligations and duties hereby imposed on it except (i) by mutual consent of the Servicer and Owner, (ii) upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer (any such determination permitting the resignation of the Servicer shall be evidenced by an opinion of counsel to such effect delivered to Owner), (iii) following any breach of this Agreement by Owner, or (iv) in connection with a sale of substantially all of the assets of the Servicer. No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 12.01.

ARTICLE X

DEFAULT

Section 10.01 Events of Default .

If one or more of the following “Events of Default” by the Servicer shall occur and be continuing.

(i)
any failure by the Servicer to remit to Owner any payment required to be made under the terms of this Agreement which continues unremedied for a period (3) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by Owner; or

(ii)
failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement which continues unremedied for a period of thirty (30) days (except that such number of days shall be fifteen (15) in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by Owner; or

(iii)
a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(iv)
the Servicer shall consent to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(v)
the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)
the Servicer ceases to be eligible to sell Mortgage Loans to and service Mortgage Loans for Fannie Mae and Freddie Mac, and continues to be ineligible to sell Mortgage Loans to and service Mortgage Loans for Fannie Mae and Freddie Mac for a period of sixty (60) days after the date on which written notice of such ineligibility shall have been given to the Servicer by Fannie Mae and Freddie Mac;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, Owner, by notice in writing to the Servicer, in addition to whatever rights Owner may have at law or in equity to damages, including injunctive relief and specific performance, may terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof other than, with respect to any Additional Collateral Mortgage Loan, the obligation to administer the related Additional Collateral Pledge Agreement. On or after the receipt by the Servicer of such written notice, (i) all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01, except with respect to any related Additional Collateral Pledge Agreement, and (ii) upon further written request from Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, deliver to the successor all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer’s sole expense. The Servicer agrees to cooperate with Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder as provided above, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02 Waiver of Defaults .

Owner may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE XI

TERMINATION; REPURCHASE

Section 11.01 Termination .

The respective obligations and responsibilities of the Servicer shall terminate upon the latest to occur of: (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder, (ii) the date agreed upon by mutual consent of the Servicer and Owner in writing, (iii) the repurchase by the Servicer of all of the Mortgage Loans subject to this Agreement, pursuant to Section 11.02, or (iv) a resignation permitted by Section 9.04 hereof.

Section 11.02 Repurchase.

At the sole option of the Servicer and upon thirty (30) days prior written notice to Owner, if the aggregate outstanding principal balance of all Mortgage Loans subject to this Agreement which have not been written off as non-performing assets shall be less than ten percent (10%) of the aggregate Purchase Price paid for such Mortgage Loans, the Servicer may repurchase all such outstanding Mortgage Loans; provided, however, that if such Mortgage Loans are included in a REMIC, the Servicer agrees not to exercise its right to repurchase unless and until such right can be exercised in conjunction with a “qualified liquidation” (as defined in Section 860F(a)(4) of the Code) of such REMIC, as advised by Owner. Such repurchase by the Servicer of such Mortgage Loans and all related REO Property shall be at a price equal to 100% of the outstanding principal balance of each Mortgage Loan on the day of repurchase, plus accrued and unpaid interest thereon at the Mortgage Loan Remittance Rate to the first day of the calendar month following repurchase, plus the appraised value of any such REO Property determined at the expense of the Servicer by an appraiser mutually agreed upon by the Servicer and Owner.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01 Successor to the Servicer.

Prior to termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Sections 9.04, 10.01, 11.01 or 12.04, Owner shall (i) succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor who is a Fannie Mae/Freddie Mac approved servicer having a net worth of not less than $15,000,000 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement.

In connection with such appointment and assumption, Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to one of the aforementioned Sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might materially impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Servicer of the representations and warranties previously made pursuant to Section 3.01 hereof or Section 5 of the Purchase Agreement and the remedies available to Owner with respect thereto hereunder and thereunder.

Any successor appointed as provided in this Section 12.01 shall execute, acknowledge and deliver to the Servicer and to Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or termination of this Agreement pursuant to Section 9.04, 10.01, 11.01, or 12.04 shall not affect any claims that Owner may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall in a timely and reasonable manner deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties and responsibilities of the Servicer. The successor shall make arrangements as it may deem appropriate to reimburse the Servicer for amounts the Servicer actually expended pursuant to this Agreement which the Servicer is entitled to retain hereunder and which would otherwise have been reimbursable to the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

Section 12.02 Amendment.

This Agreement may be amended from time to time by the Servicer and Owner only by written agreement signed by the Servicer and Owner. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 12.03 Assignments.

Except as required under the Purchase Agreement or by applicable law, the Assignments shall not be recorded by Seller. The Owner may, at its option and expense (including all recordation fees), prepare and record any Assignment of Mortgage.

Section 12.04 Assignment of Servicing Rights .

The Servicer may assign the servicing rights with respect to the Mortgage Loans upon the written consent of Owner, which consent shall not be unreasonably withheld or delayed; provided, however, the Servicer may, without the consent of Owner enter into one or more Subservicing Agreements relating to the Mortgage Loans; further provided, however that notwithstanding any subservicing arrangement, the Servicer shall remain liable to Owner for all obligations and responsibilities set forth in this Agreement.

Section 12.05 Governing Law.

This Agreement is to be governed by, and construed in accordance with, the internal laws (as compared to conflicts of law provisions) of the State of Illinois.

Section 12.06 Notices.

Any notices, consents or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been duly given if personally delivered, sent by overnight courier, or mailed by registered mail, postage prepaid, and return receipt requested, or transmitted by telex or telegraph and confirmed by a similar mailed writing, or otherwise received, if to Owner, addressed to Owner at One Belvedere Place, Suite 310, Mill Valley, California 94941, Attention: [ ], fax number [ ], or to such other address as Owner may designate in writing to the Servicer; if to the Servicer, addressed to the Servicer at at 2500 Lake Cook Road, Riverwoods, Illinois 60015, Attention: Senior Vice President, fax number [(___) ___-____], with a copy to Scott de la Vega, Vice President, Morgan Stanley-Law Division, 1585 Broadway, New York, New York 10036, fax number (646) 290-2606, or to such other address as the Servicer may have designated in writing to Owner and Guarantor; and, if to Guarantor, addressed to Guarantor at One Belvedere Place, Suite 300, Mill Valley, California 94941, Attention: [ ], fax number [ ], or to such other address as Guarantor may designate in writing to the Servicer.

Section 12.07 Severability Provisions.

Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, in such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.08 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 12.09 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)
the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)	accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)
references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)
a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)	(he words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi)	the terms “include” or “including” shall mean without limitation by reason of enumeration.

Section 12.10 Reproduction of Documents .

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 12.11 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

Section 12.12 Counterparts.

This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which together, shall constitute one instrument notwithstanding that all parties are not signatories to the same counterparts.

Section 12.13 Non-Solicitation .

(a) From and after the Closing Date, the Servicer agrees that it will not take any action or cause any action to be taken by its agents to solicit the Mortgagor under any Mortgage Loan to refinance a Mortgage Loan, in whole or in part, without the prior written consent of Owner. It is understood and agreed that promotions for refinance undertaken by the Servicer or its agents that are directed to segments of the general public, or to all or segments of the clients of Morgan Stanley Inc. and its affiliates which may include Mortgagors under any Mortgage Loan, including, without limitation, directed marketing solicitations, newspaper, radio and television advertisements, shall not constitute a solicitation under the terms of this Agreement, provided that no segment shall consist exclusively of such Mortgagors.

(b) From and after the Closing Date, Owner agrees that it will not take any action or cause any action to be taken by its agents to solicit the Mortgagor under any Mortgage Loan for any purpose, or otherwise directly contact any such Mortgagor, without the prior written consent of the Servicer. It is understood and agreed that promotions undertaken by Owner or its agents that are directed to segments of the general public, or to all or segments of the clients of Owner or its affiliates, which may include Mortgagors under any Mortgage Loan, including, without limitation, directed marketing solicitations, newspaper, radio and television advertisements, shall not constitute a solicitation under the terms of this Agreement, provided that no segment shall consist primarily of such Mortgagors.

Section 12.14 Guaranty of Owner’s Obligations.

Guarantor hereby agrees to cause RWT Holdings, Inc. to perform all of its duties and obligations as Owner hereunder, guaranties the timely performance of such duties and obligations by RWT Holdings, Inc. and agrees to be jointly and severally liable to Seller for all such duties and obligations of RWT Holdings, Inc.

ARTICLE XIII

COMPLIANCE WITH REGULATION AB

Section 13.01 Intent of the Parties; Reasonableness.

The Owner and the Servicer acknowledge and agree that the purpose of Article XIII of this Agreement is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Servicer acknowledges that investors in privately offered securities may require that the Owner or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Owner nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Servicer shall cooperate fully with the Owner to deliver to the Owner (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner, any Master Servicer or any Depositor to permit the Owner, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.

The Owner (including any of its assignees or designees) shall cooperate with the Servicer by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Owner’s reasonable judgment, to comply with Regulation AB.

Section 13.02 Additional Representations and Warranties of the Servicer.

(a) The Servicer hereby represents to the Owner, to any Master Servicer and to any Depositor, as of the date on which information is first provided to the Owner, any Master Servicer or any Depositor under Section 13.03 that, except as disclosed in writing to the Owner or such Depositor prior to such date: (i) the Servicer is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Servicer; (ii) the Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer has been disclosed or reported by the Servicer; (iv) no material changes to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Servicer’s financial condition that could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Servicer or any Subservicer; and (vii) there are no affiliations, relationships or transactions relating to the Servicer or any Subservicer with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b) If so requested by the Owner, any Master Servicer or any Depositor on any date following the date on which information is first provided to the Owner, any Master Servicer or any Depositor under Section 13.03, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 13.03 Information to Be Provided by the Servicer.

In connection with any Securitization Transaction the Servicer shall (i) within five Business Days following request by the Owner or any Depositor, provide to the Owner and such Depositor (or, as applicable, cause each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, the information and materials specified in paragraphs (a), (b) and (e) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Servicer, provide to the Owner and any Depositor (in writing and in form and substance reasonably satisfactory to the Owner and such Depositor) the information specified in paragraph (d) of this Section.

(a) If so requested by the Owner or any Depositor, the Servicer shall provide such information regarding the Servicer, as servicer of the Mortgage Loans, and each Subservicer (each of the Servicer and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Owner or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(i)
whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(ii)	the extent of outsourcing the Servicer utilizes;

(iii)
whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(iv)	whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(v)	such other information as the Owner or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Servicer of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(I) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Owner or any Depositor in writing in advance of such Securitization Transaction:

(1) the Sponsor;
(2) the Depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(b) For the purpose of satisfying the reporting obligations of an Owner, Master Servicer or Depositor under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Servicer, any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Servicer, any Subservicer and any of the parties specified in clause (J) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement, and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships.

(c) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, all information reasonably requested by the Owner or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(d) In addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB;

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB; and

(e) The Servicer shall provide to the Owner, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer’s or such Subservicer’s performance hereunder.

Section 13.04 Annual Statements as to Compliance.

On or before March 1 of each calendar year, commencing in 2007, the Servicer shall deliver to the Owner, any Master Servicer and any Depositor a statement of compliance addressed to the Owner, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, to the effect that (i) a review of the Servicer’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 13.05 Report on Assessment of Compliance and Attestation.

On or before March 1 of each calendar year, commencing in 2007, the Servicer shall:

(i)
deliver to the Owner, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Owner, such Master Servicer and such Depositor) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Owner, such Master Servicer and such Depositor and signed by an authorized officer of the Servicer, and shall address each of the Servicing Criteria specified on Exhibit C;

(ii)
deliver to the Owner, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Owner, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Servicer and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)
cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 13.06(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Owner, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv)
if requested by the Owner, any Master Servicer or any Depositor, deliver, and cause each Subservicer and Subcontractor as described in clause (iii) to provide, to the Owner, such Master Servicer and such Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit D.

The Servicer acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Servicer pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. Neither the Owner nor any Master Servicer nor any Depositor will request delivery of a certification under clause (a)(iv) above unless a Depositor is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

Each assessment of compliance provided by a Subservicer pursuant to Section 13.05(a)(i) shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit C hereto delivered to the Owner concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Subcontractor pursuant to Section 13.05(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Servicer pursuant to Section 13.06.

Section 13.06 Use of Subservicers and Subcontractors.

The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (a) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section.

(a) It shall not be necessary for the Servicer to seek the consent of the Owner, any Master Servicer or any Depositor to the utilization of any Subservicer. The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section and with Sections 13.02, 13.03(a) and (c), 13.04, 13.05 and 13.07 of this Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section 13.03(d) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 13.04, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 13.05 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 13.05 as and when required to be delivered.

(b) It shall not be necessary for the Servicer to seek the consent of the Owner, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Servicer shall promptly upon request provide to the Owner and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Owner and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 13.05 and 13.07 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any assessment of compliance and attestation or other certifications required to be delivered by such Subcontractor under Section 13.05, in each case as and when required to be delivered.

Section 13.07 Indemnification; Remedies.

(a) The Servicer shall indemnify the Owner, each affiliate of the Owner, and each of the following parties participating in a Securitization Transaction: each Person (including, but not limited to, any Master Servicer if applicable) responsible for the preparation, execution or filing of any report required to be filed with Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14d or Rule 15d-14d under the Exchange Act with respect to such Securitization Transaction, each sponsor and issuing entity; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A)          any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Article 13 by or on behalf of the Servicer, or provided under this Article 13 by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Servicer of its obligations under this Article XIII, including any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article 13, including any failure by the Servicer to identify pursuant to Section 13.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Servicer of a representation or warranty set forth in Section 13.02(a) or in a writing furnished pursuant to Section 13.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 13.02(b) to the extent made as of a date subsequent to such closing date; or

(iv)	the negligence, bad faith or willful misconduct of the Servicer in connection with its performance under this Article XIII.

If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b) (i) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article 13, or any breach by the Servicer of a representation or warranty set forth in Section 13.02(a) or in a writing furnished pursuant to Section 13.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to Section 13.02(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Servicer; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

(ii) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 13.04 or 13.05, including (except as provided below) any failure by the Servicer to identify pursuant to Section 13.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transactin); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Servicer as servicer, such provision shall be given effect.

Neither the Owner nor any Depositor shall be entitled to terminate the rights and obligations of the Servicer pursuant to this subparagraph (b)(ii) if a failure of the Servicer to identify a Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such Subcontractor with respect to mortgage loans other than the Mortgage Loans.

(iii) The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 13.08 Third Party Beneficiary.

For purposes of this Article XIII and any related provisions thereto, each Master Servicer shall be considered a third party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a party to this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first set forth above.

RWT HOLDINGS, INC.

By:: ____________________________
Name:
Title:

MORGAN STANLEY CREDIT CORPORATION
By: ____________________________
Name:
Title:

REDWOOD TRUST, INC.
By: ____________________________
Name:
Title:

EXHIBIT A

FORM OF LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that RWT Holdings, Inc. (“Owner”) having its principal place of business at 591 Redwood Highway, Suite 3140, Mill Valley, California 94941, hereby constitutes and appoints Morgan Stanley Credit Corporation (“the Servicer”), a Delaware corporation having its principal place of business at 2500 Lake Cook Road, Riverwoods, Illinois 60015, by and through any of its Vice Presidents or more senior officers, its true and lawful Attorney-in-Fact, in its name, place and stead and for its benefit, in connection with all residential mortgage loans serviced by the Servicer for Owner for the purposes of performing all acts and executing all documents in the name of Owner necessary and incidental to servicing said loans, including but not limited to:

(1) Foreclosing delinquent loans or discontinuing such foreclosure proceedings, executing claims for insurance benefits under private mortgage insurance policies and endorsing related proceeds checks made payable to Owner;

(2) Selling, transferring or otherwise disposing of real property acquired through foreclosure or otherwise, including but not limited to executing all contracts, agreements, deeds, assignments or other instruments reasonably necessary or advisable to effect such sale, transfer or disposition, and receiving proceeds and endorsing checks made payable to the order of Owner from such proceedings;

(3) Preparing, executing and delivering satisfactions, cancellations, discharges, or full or partial releases of lien, subordination agreements, modification agreements, assumption agreements, and substitutions of trustees under deeds of trust;

(4) Endorsing promissory notes and executing assignments of mortgages, deeds of trust, deeds to secure debt and other security instruments securing said promissory notes in connection with loans for which the Servicer has received full payment of all outstanding amounts due; and

(5) Any and all such other acts of any kind and nature whatsoever that are necessary and prudent to service the loans.

Owner further grants to the Servicer full power and authority to do and perform all acts necessary for the Servicer to carry into effect the power or powers granted by or under this Limited Power of Attorney as fully as Owner might or could do with the same validity as if all and every such act had been herein particularly stated, expressed and especially provided for, and hereby ratifies and confirms all that the Servicer shall lawfully have done, do, or cause to be done by virtue of the powers and authority and contemplated hereby. This Limited Power of Attorney shall be effective as of November 1, 2006.

A-1

Third parties without actual notice may rely upon the exercise of the power granted under this Limited Power of Attorney, and may be satisfied that this Limited Power of Attorney shall continue in full force and effect until revoked in writing by Owner. Third parties without actual notice may rely upon a certificate to the effect set forth in the preceding sentence given by the Servicer.

ATTEST	RWT HOLDINGS, INC.

By: ___________________________________	By: ___________________________________
Name:	Name:
Title:	Title:

STATE OF______________	)
) ss:
COUNTY OF____________	)

On the __day of____, ____, before me, the undersigned, a Notary Public in and for said county and state, personally appeared _____________________ and ___________________, personally known to me to be the persons who executed the within instrument as _____________________ and ______________________, respectively, on behalf of the corporation therein named, and they duly severally acknowledged that they reside at __________________________________ and that said instrument is the act and deed of said corporation, and that they, being authorized to do so, executed and delivered said instrument and affixed the corporate seal thereto for the purposes therein contained.

Witness my hand and official seal:

Notary Public State of _____________________

My Commission Expires: __________________

A-2

EXHIBIT B

FORM OF MONTHLY SERVICER REPORT

B-1

EXHIBIT C

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [Morgan Stanley Credit Corporation] [Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration

1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration

1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X

	Servicing Criteria	Applicable Servicing Criteria
Reference	Criteria
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[MORGAN STANLEY CREDIT CORPORATION]
[SUBSERVICER]
Date:

EXHIBIT D

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, _____________________________________, the _______________________ of [NAME OF SERVICER] and, in such capacity, the officer in charge of the Servicer’s responsibility on Exhibit D to the Agreement. I hereby certify to [the Purchaser], [the Depositor], and the [Master Servicer], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(A) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all other data, servicing reports, officer’s certificates and other information relating to the performance of the Servicer under the terms of the Agreement and the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered to the [Depositor] [Master Servicer] pursuant to the Agreement to the extent included in any Form 8-Ks, Form 10-Ds, Form 10-Ks or similar forms required by the Commission from time to time for the period covered by the Compliance Statement (collectively, the “Servicer Servicing Information”);

(B) Based on my knowledge, the reports and information comprising the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading as of the period covered by, or the date of such reports or information or the date of this certification;

(C) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer];

(D) I am responsible for reviewing the activities performed by the Servicer as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement in all material respects; and

(E) The Compliance Statement required to be delivered by the Servicer pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Servicer and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. The Servicing Assessment and the Attestation Report cover all items of the servicing criteria identified on Exhibit C to the Agreement as applicable to the Servicer. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports. The following material instances of noncompliance identified in the Servicing Assessment and the Attestation Report relate to the performance or obligations of the Servicer under the Agreement: ____________ (if none, state “None.”)

Date: _________________________

By: ________________________
Name:
Title:

MORGAN - SEQUOIA TO TRUSTEE

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

For

Master Servicing Agreement

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated as of August 30, 2007 (“Assignment No. II”), is entered into among Sequoia Residential Funding, Inc. (the “Assignor”), Morgan Stanley Credit Corporation, as the servicer (the “Servicer”), and HSBC Bank USA, National Association (“HSBC Bank”) as Trustee under a Pooling and Servicing Agreement dated as of August 1, 2007 (the “Pooling and Servicing Agreement”), among the Assignor, as Depositor, HSBC Bank (in such Trustee capacity, the “Assignee”) and Wells Fargo Bank, N. A., as Master Servicer and Securities Administrator.

RECITALS

WHEREAS, RWT Holdings, Inc. (“RWT”) and the Servicer have entered into a certain Master Servicing Agreement, dated as of November 1, 2006 (as amended or modified to the date hereof, the “Master Servicing Agreement”), and the Servicer is currently servicing certain mortgage loans (the “Mortgage Loans”) under the Master Servicing Agreement; and

WHEREAS, RWT has previously sold, assigned and transferred all of its right, title and interest in certain of the Mortgage Loans (the “Specified Mortgage Loans”) which are listed on the mortgage loan schedule attached as Exhibit I hereto (the “Specified Mortgage Loan Schedule”) and its rights under the Master Servicing Agreement with respect to the Specified Mortgage Loans to Assignor; and

WHEREAS, the Assignor has agreed to sell, assign and transfer to Assignee all of its right, title and interest in the Specified Mortgage Loans and its rights under the Master Servicing Agreement with respect to the Specified Mortgage Loans; and

WHEREAS, the parties hereto have agreed that the Specified Mortgage Loans shall be subject to the terms of this Assignment No. II.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1. Assignment and Assumption.

(a) Effective on and as of the date hereof, the Assignor hereby pledges, assigns and transfers to the Assignee all of its right, title and interest in the Specified Mortgage Loans and all of its rights (but none of the Owner’s obligations) provided under the Master Servicing Agreement to the extent relating to the Specified Mortgage Loans, the Assignee hereby accepts such assignment from the Assignor, and the Servicer hereby acknowledges such assignment and assumption.

(b) Effective on and as of the date hereof, the Assignor represents and warrants to the Assignee that the Assignor has not taken any action that would serve to impair or encumber the Assignee’s interest in the Specified Mortgage Loans since the date of the Assignor’s acquisition of the Specified Mortgage Loans.

2. Recognition of the Assignee.

From and after the date hereof, the Servicer shall recognize the Assignee as the holder of the rights and benefits of the Owner with respect to the Specified Mortgage Loans and the Servicer will service the Specified Mortgage Loans for the Assignee as if the Assignee and the Servicer had entered into a separate servicing agreement for the servicing of the Specified Mortgage Loans in the form of the Master Servicing Agreement (as modified by Appendix A hereto) (the “Successor MSA”) with the Assignee as the Owner thereunder, which Successor MSA is incorporated in and made a part of this Assignment No. II. It is the intention of the parties hereto that the Successor MSA will be treated as a separate and distinct servicing agreement between the parties hereto to the extent of the Specified Mortgage Loans and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto.

3. Assignor’s Continuing Rights and Responsibilities.

Notwithstanding Sections 1 and 2 above, the parties hereto agree that the Assignor rather than the Assignee shall have the ongoing rights and responsibilities of the Owner under the following sections of the Master Servicing Agreement:

Section	Matter

4.01	(a) Role of the Servicer.

7.05, 1st¶ and 2nd¶	(b) Owner’s Right to Examine the Servicer Records.

8.01	(c) The Servicer Shall Provide Information as Reasonably Required.

9.01(a) and (b)	(d) Indemnification; Third-Party Claims.

9.03	(e) Limitation on Liability of Servicer and Others.

12.03	(f) Assignments.

12.13(b)	(g) Non-Solicitation.

In addition, the Servicer agrees to furnish to the Assignor and Master Servicer copies of reports, notices, statements and other communications required to be delivered by the Servicer pursuant to any of the sections of the Master Servicing Agreement referred to above and under the following sections, at the times therein specified:

Section

4.11, 5th and 6th¶’s	(a) Title Management and Disposition of REO Property.

6.02	(b) Statements to Owner.

6.03(d)	(c) Monthly Advances by the Servicer.

13.04	(d) Annual Statement as to Compliance

13.05	(e) Report on Assessment of Compliance and Attestation

4. Successor MSA.

The Successor MSA includes the Master Servicing Agreement as modified by Appendix A hereto and is made a part of this Assignment No. II.

5. Representations and Warranties.

(a) Each of the parties hereto represents and warrants that it is duly and legally authorized to enter into this Assignment No. II.

(b) Each of the parties hereto represents and warrants that this Assignment No. II has been duly authorized, executed and delivered by it and (assuming due authorization, execution and delivery thereof by each of the other parties hereto) constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

6. Continuing Effect.

Except as contemplated hereby, the Master Servicing Agreement shall remain in full force and effect in accordance with its terms.

7. Governing Law.

This Assignment No. II and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of Illinois.

8. Notices.

Any notices or other communications permitted or required under the Master Servicing Agreement to be made to the Assignor and Assignee shall be made in accordance with the terms of the Master Servicing Agreement and shall be sent to the Assignor and Assignee as follows:

Sequoia Residential Funding, Inc.
One Belvedere Place, Suite 330
Mill Valley, CA 94941

HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018
Attn: Corporate Trust & Loan Agency

or to such other address as may hereafter be furnished by the Assignor or Assignee to the other parties in accordance with the provisions of the Master Servicing Agreement.

9. Counterparts.

This Assignment No. II may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

10. Definitions.

Any capitalized term used but not defined in this Assignment No. II has the same meaning as in the Master Servicing Agreement or the Master Mortgage Loan Purchase Agreement referred to therein.

11. Master Servicer.

The Servicer hereby acknowledges that the Assignee has appointed Wells Fargo Bank, N. A. (the “Master Servicer”) to act as master servicer and securities administrator under the Pooling and Servicing Agreement and hereby agrees to treat all inquiries, instructions, authorizations and other communications from the Master Servicer as if the same had been received from the Assignee. The Master Servicer, acting on behalf of the Assignee, shall have the rights of the Assignee as the Owner under the Successor MSA to enforce the obligations of the Servicer thereunder. Any notices or other communications permitted or required under the Master Servicing Agreement to be made to the Assignee shall be made in accordance with the terms of the Master Servicing Agreement and shall be sent to the Master Servicer at the following address:

Wells Fargo Bank, N. A.
P.O. Box 98
Columbia, Maryland 21046
(or, for overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045)
Attention: Sequoia Mortgage Trust 2007-4

or to such other address as may hereafter be furnished by the Master Servicer to Servicer. Any such notices or other communications permitted or required under the Master Servicing Agreement may be delivered in electronic format unless manual signature is required in which case a hard copy of such report or communication shall be required.

The Servicer further acknowledges that the Assignor has engaged the Master Servicer to provide certain default administration and that the Master Servicer, acting as agent of the Assignor, may exercise any of the rights of the Owner retained by the Assignor in Section 3 above.

The Servicer shall make all distributions under the Successor MSA, as they relate to the Specified Mortgage Loans, to the Master Servicer by wire transfer of immediately funds to:

Wells Fargo Bank, NA
San Francisco, CA
ABA# 121-000-248
Acct# 3970771416
Acct Name: SAS Clearing
FFC: 53173800

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment No. II the day and year first above written.

ASSIGNOR:
SEQUOIA RESIDENTIAL FUNDING, INC.

By:____________________________________
Name:_________________________________
Title:__________________________________

ASSIGNEE:
HSBC BANK USA, NATIONAL
ASSOCIATION

By:____________________________________
Name:_________________________________
Title:__________________________________

SERVICER:
MORGAN STANLEY CREDIT CORPORATION

By:____________________________________
Name:_________________________________
Title:__________________________________

H:\SSS\Sequoia 2007-4\Morgan Assignment Sequoia to Trustee.doc

EXHIBIT I

APPENDIX A

MASTER SERVICING AGREEMENT

1. The definition of Custodial Account is revised to read as follows:

“ ‘Custodial Account’: The separate trust account or accounts created and maintained pursuant to Section 4.04 of this Agreement which shall be entitled “Morgan Stanley Credit Corporation, in trust for ‘HSBC Bank USA, National Association, as Trustee, under the Pooling and Servicing Agreement dated as of August 1, 2007,’ or such other title as is requested by the Owner.”

2. The following is added to the end of the definition of Eligible Account:

“In addition, the Servicer covenants that within 30 days of any downgrade of a custodial account provider, Servicer will transfer the Custodial Account funds to another institution that has one of the two highest short-term ratings of S&P.”

3.  The definition of Escrow Account is revised to read as follows:

“ ‘Escrow Account’: The separate trust account or accounts created and maintained pursuant to Section 4.06 on which shall be entitled “Morgan Stanley Credit Corporation, as Servicer, in trust for ‘HSBC Bank USA, National Association, as Trustee, under the Pooling and Servicing Agreement dated as of August 1, 2007,’ or such other title as is requested by Owner.”

4. Section 4.18, second sentence is revised to read as follows:

“All such Permitted Investments shall be registered in the name of the Servicer or its nominee, and held in trust for HSBC Bank USA, National Association, as Trustee, under the Pooling and Servicing Agreement dated August 1, 2007.”

5. The following is added to the end of Section 4.18:

“Notwithstanding anything to the contrary in this Agreement, for all Permitted Investments rated at least "A1/A+"(short/long) that have terms greater than 60 days, in the event of a downgrade of such Permitted Investment below "A1" (or "A+" if no short term rating) Servicer agrees to remove such Permitted Investment within 60 days of such downgrade. Servicer acknowledges and agrees that Servicer shall bear any losses incurred with respect to removal of such Permitted Investment following such a downgrade and that any losses shall be immediately deposited by the Servicer in the Custodial Account, as appropriate, out of the Servicer’s own funds, with no right to reimbursement therefore.”

6. Notwithstanding any provision in the Agreement to the contrary, the Servicer agrees that it will report to the Master Servicer on a monthly basis on the date specified therein using the formats attached hereto as Exhibit 1.

7. The third full paragraph of Section 6.01 is hereby deleted in its entirety and replaced by the following (second deleted in two places before Business Day):

“With respect to any remittance received by Owner on or after the Business Day following the Business Day on which such payment was due, the Servicer shall pay to Owner interest on any such late payment at an annual rate equal to the rate of interest as is publicly announced from time to time at its principal office by Chase Manhattan Bank, N. A., New York, New York, as its “prime” lending rate (which is not necessarily its lowest rate) (or if Chase Manhattan Bank, N.A. shall cease to exist or to announce such rate, then such rate shall be a reasonably comparable rate determined by Servicer in its reasonable discretion), adjusted as of the date of each change, plus one (1) percentage point, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be paid by the Servicer to Owner on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with such late payment. The payment by the Servicer of any such interest shall not be deemed an extension of time for Payment or a waiver of any Event of Default by the Servicer.”

8. Section 10.01 is revised to add an “or” after 10.01(vi) and then to add the following:

“failure on the part of the Servicer to comply with Article XIII after the cure periods provided in Section 13.07.”

9. Section 13.03 is revised to add the following after 13.03(d)(ii):

“(iii) information regarding any Mortgage Loan changes (such as additions, substitutions, or repurchases), and any material changes in origination, underwriting or other criteria for acquisitions or selection of the Mortgage Loans (Item 1121(a)(14) of Regulation AB).”

10. Section 13.05 is revised to delete the first line of 13.05(iv), so that 13.05(iv) reads:

“deliver, and cause each Subservicer and Subcontractor as described in clause (iii) to provide, to the Owner, such Master Servicer and such Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit D.”

11. The first paragraph under Section 13.07(b)(ii) is revised to read as follows (addition is in italics):

“(ii) Any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 13.04 or 13.05, including (except as provided below) any failure by the Servicer to identify pursuant to Section 13.06(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Servicer under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Owner, the Master Servicer or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Servicer as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressl

EXHIBIT 1
12A. FORM OF MONTHLY REPORTS

	Standard Loan Level File Layout - Master Servicing

Exhibit 1: Layout
Column Name	Description	Decimal	Format Comment	Max Size
Each file requires the following fields:
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 20 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout
Column Name	Description	Decimal	Format Comment	Max Size
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.		Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
Plus the following applicable fields:
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout
Column Name	Description	Decimal	Format Comment	Max Size
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11
BREACH_FLAG	Flag to indicate if the repurchase of a loan is due to a breach of Representations and Warranties		Y=Breach N=NO Breach Let blank if N/A	1

Exhibit 2: Monthly Summary Report by Single Investor

MONTHLY SUMMARY REPORT

For Month Ended: mm/dd/yyyy Servicer Name ____________________

Prepared by: ____________________ Investor Nbr ____________________

Section 1. Remittances and Ending Balances - Required Data

Beginning Loan Count	Ending Loan Count	Total Monthly Remittance Amo	Total Ending Unpaid Principal Balance	Total Monthly Principal Balance
0	0	$0.00	$0.00	$0.00

Principal Calculation

1. Monthly Principal Due	+	$0.00
2. Current Curtailments	+	$0.00
3. Liquidations	+	$0.00
4. Other (attach explanation)	+	$0.00
5. Principal Due		$0.00
6. Interest *(reported "gross")*	+	$0.00
7. Interest Adjustments on Curtailments	+	$0.00
8. Servicing Fees	-	$0.00
9. Other Interest (attach explanation)	+	$0.00
10. Interest Due *(need to subtract ser fee)*		$0.00

Remittance Calculation

11. Total Principal and Interest Due (lines 5+10)	+	$0.00
12. Reimbursement of Non-Recoverable Advances	-	$0.00
13. Total Realized gains	+	$0.00
14. Total Realized Losses	-	$0.00
15. Total Prepayment Penalties	+	$0.00
16. Total Non-Supported Compensating Interest	-	$0.00
17. Other (attach explanation)		$0.00
18. Net Funds Due on or before Remittance Date	$	$0.00

Section 2. Delinquency Report - Optional Data for Loan Accounting

Installments Delinquent							
Total No. of Loans	Total No. of Delinquencies	30-Days	60-Days	90 or more Days	In Foreclosure (Optional)	Real Estate Owned (Optional)	Total Dollar Amount of Delinquencies
0	0	0	0	0	0	0	$0.00

Exhibit 12B : Standard File Layout - Delinquency Reporting

  *The column/header names in bold are the minimum fields Wells Fargo must receive from every Servicer
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)
MOTION_FOR_RELIEF_DATE	The date the Motion for Relief was filed	10	MM/DD/YYYY
FRCLSR_BID_AMT	The foreclosure sale bid amount	11	No commas(,) or dollar signs ($)
FRCLSR_SALE_TYPE	The foreclosure sales results: REO, Third Party, Conveyance to HUD/VA
REO_PROCEEDS	The net proceeds from the sale of the REO property.		No commas(,) or dollar signs ($)
BPO_DATE	The date the BPO was done.
CURRENT_FICO	The current FICO score
HAZARD_CLAIM_FILED_DATE	The date the Hazard Claim was filed with the Hazard Insurance Company.	10	MM/DD/YYYY
HAZARD_CLAIM_AMT	The amount of the Hazard Insurance Claim filed.	11	No commas(,) or dollar signs ($)

HAZARD_CLAIM_PAID_DATE	The date the Hazard Insurance Company disbursed the claim payment.	10	MM/DD/YYYY
HAZARD_CLAIM_PAID_AMT	The amount the Hazard Insurance Company paid on the claim.	11	No commas(,) or dollar signs ($)
ACTION_CODE	Indicates loan status		Number
NOD_DATE			MM/DD/YYYY
NOI_DATE			MM/DD/YYYY
ACTUAL_PAYMENT_PLAN_START_DATE			MM/DD/YYYY
ACTUAL_PAYMENT_ PLAN_END_DATE
ACTUAL_REO_START_DATE			MM/DD/YYYY
REO_SALES_PRICE			Number
REALIZED_LOSS/GAIN	As defined in the Servicing Agreement		Number

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
•	ASUM-	Approved Assumption
•	BAP-	Borrower Assistance Program
•	CO-	Charge Off
•	DIL-	Deed-in-Lieu
•	FFA-	Formal Forbearance Agreement
•	MOD-	Loan Modification
•	PRE-	Pre-Sale
•	SS-	Short Sale
•	MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
•	Mortgagor
•	Tenant
•	Unknown
•	Vacant

The Property Condition field should show the last reported condition of the property as follows:
•	Damaged
•	Excellent
•	Fair
•	Gone
•	Good
•	Poor
•	Special Hazard
•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

Exhibit 12C: Calculation of Realized Loss/Gain Form 332- Instruction Sheet
NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
(ii)

(iii)The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.
The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.
The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.
Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.	Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.	The total of lines 1 through 12.

(iv)	Credits:

14-21.	Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:	For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________                             Date: _______________
Phone: ______________________     Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale                    3rd Party Sale                  Short Sale                Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown                Yes                 No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	________________	(12)
	Cash for Keys__________________________	________________	(12)
	HOA/Condo Fees_______________________	________________	(12)
	______________________________________	________________	(12)

	Total Expenses	$ _______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	________________	(18a) HUD Part A
		________________	(18b) HUD Part B
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
	_________________________________________	________________	(21)

	Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest